UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 18, 2004

Wachovia Corporation

(Exact name of registrant as specified in its charter)

North Carolina	1-10000	56-0898180
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Wachovia Center Charlotte, North Carolina	28288-0013
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(704) 374-6565

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Pursuant to the terms of the Agreement and Plan of Merger, dated as of June 20, 2004 and restated on July 9, 2004 (the “Merger Agreement”), between Wachovia Corporation (“Wachovia”) and SouthTrust Corporation (“SouthTrust”), Wachovia agreed to cause three current members of the SouthTrust Board of Directors, including Wallace D. Malone, Jr., SouthTrust’s Chairman and Chief Executive Officer, to be appointed to Wachovia’s Board of Directors immediately after the completion of the merger contemplated in the Merger Agreement (the “Merger”). The Merger is expected to be completed on or about November 1, 2004, subject to the approval of both companies’ shareholders. On October 18, 2004, Wachovia’s Board of Directors elected Wallace D. Malone, Jr., Van L. Richey and Donald M. James to Wachovia’s Board of Directors, effective immediately following the completion of the Merger. Each of Messrs. Malone, Richey and James are currently serving as a director of SouthTrust.

Immediately following the completion of the Merger, Wachovia’s Board of Directors will be increased to 18 directors, and Messrs. Malone, Richey and James will serve initially as Class III, Class II, and Class I directors, respectively. As provided in the Merger Agreement, Wachovia has agreed to nominate at its 2005 Annual Meeting of Shareholders two of the above individuals to each serve a three-year term and one of the individuals to serve a two-year term. Following the Merger and including the three new directors, 14 of Wachovia’s 18 directors (or 78%) will be “independent” under the New York Stock Exchange Listing Standards, including Mr. James. Mr. Malone will not be deemed independent because he will be an employee of Wachovia following the Merger, and Mr. Richey will not be deemed independent because Mr. Malone currently serves on the compensation committee of the Board of Directors of American Cast Iron Pipe Company, where Mr. Richey is the President and Chief Executive Officer. Following the Merger, Messrs. Richey and James will each serve on the Risk Committee of Wachovia’s Board of Directors. Mr. Malone is not currently expected to serve on any committee of the Board of Directors.

As previously disclosed in the Joint Proxy Statement-Prospectus, dated September 24, 2004, of Wachovia and SouthTrust, filed by Wachovia with the Securities and Exchange Commission pursuant to Rule 424(b)(3) of the Securities Act of 1933, as amended, on September 27, 2004 (File No. 333-117283) (the “Joint Proxy Statement-Prospectus”), Mr. Malone, who will serve as Wachovia’s Vice Chairman following the Merger, currently has a five-year employment agreement with SouthTrust, which will be assumed by Wachovia at the completion of the Merger. Mr. Malone will be paid an annual salary of at least $1 million and is eligible for an annual incentive payment. Mr. Malone also will receive cash termination payments and other payments and benefits if he terminates his employment under certain circumstances, and Wachovia currently estimates that a cash termination payment of approximately $30.3 million payable over a five-year period could be triggered if Mr. Malone terminated employment within the time frame covered under his employment agreement. Additional information regarding Mr. Malone’s payments and benefits is set forth under the caption “Interests of Certain Persons in the Merger” beginning on page 84 in the Joint Proxy Statement-Prospectus, and the information under such caption in the Joint Proxy Statement-Prospectus is incorporated into this Item 5.02 by reference. There are and have been no transactions, either since the beginning of Wachovia’s last fiscal year or currently proposed, regarding Mr. Richey or Mr. James that are required to be disclosed by Item 404(a) of Regulation S-K.

The news release issued by Wachovia naming the three directors following the Merger (the “News Release”) is attached as Exhibit 99(a) to this report and is incorporated into this Item 5.02 by reference.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

The following exhibits are being filed herewith:

99(a)	The News Release.

99(b)	Information under the caption “Interests of Certain Persons in the Merger” in the Joint Proxy Statement-Prospectus (incorporated herein by reference).

*                                          *                                         *

The proposed Merger will be submitted to Wachovia’s and SouthTrust’s shareholders for their consideration. Stockholders are urged to read the definitive joint proxy statement/prospectus regarding the proposed transaction between Wachovia and SouthTrust and any other relevant documents filed with the SEC because they contain important information. You may obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Wachovia and SouthTrust, at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents at www.wachovia.com under the tab “Inside Wachovia – Investor Relations” and then under the heading “Financial Reports - SEC Filings”. You may also obtain these documents at www.southtrust.com under the tab “About SouthTrust”, then under “Investor Relations” and then under “SEC Documents”. Copies of the joint proxy statement/prospectus and the SEC filings incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to Wachovia Corporation, Investor Relations, One Wachovia Center, 301 South College Street, Charlotte, NC 28288-0206, (704)-374-6782, or to SouthTrust Corporation, P. O. Box 2554, Birmingham, AL 35290, (205)-254-5187. Additional copies of the joint proxy statement/prospectus may also be obtained by contacting Wachovia’s proxy solicitor, Georgeson Shareholder Communications, toll free at 1-800-255-8670, or SouthTrust’s proxy solicitor, Morrow & Co., Inc., toll free at 1-877-366-1576.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WACHOVIA CORPORATION
	By:	/s/ Robert P. Kelly
Date: October 22, 2004	Name:	Robert P. Kelly
	Title:	Senior Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99(a)	The News Release.

99(b)	Information under the caption “Interests of Certain Persons in the Merger” in the Joint Proxy Statement - Prospectus (incorporated herein by reference).